As filed,  via EDGAR,  with the  Securities  and Exchange  Commission on
                                 June 18, 1999.

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

      Filed by the registrant  [_]

      Filed by a party other than the registrant [X]

      Check the appropriate box:

     [_]  Preliminary proxy statement

     [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

     [_]  Definitive proxy statement

     [_]  Definitive additional materials

     [X]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                       PALOMAR MEDICAL TECHNOLOGIES, INC.
                (Name of Registrant as Specified in Its Charter)

  THE MONTEREY STOCKHOLDERS GROUP LLC, MARK T. SMITH, THE ROCKSIDE FOUNDATION,
             LOGG INVESTMENT RESEARCH, INC., THOMAS O'BRIEN and THE
                          R. TEMPLETON SMITH FOUNDATION
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):


     [X]  No fee required.

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          0-11.

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               pursuant to Exchange Act Rule 0-11:

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


CONTACTS:
Stanley J. Kay
MacKenzie Partners, Inc.
(212) 929-5940

FOR IMMEDIATE RELEASE:

                     LEADING PROXY ADVISORY FIRM RECOMMENDS
                      PALOMAR MEDICAL SHAREHOLDERS VOTE TO
                 REPLACE INCUMBENT BOARD WITH MONTEREY NOMINEES.

NEW YORK, NEW YORK, June 18, 1999--The Monterey Stockholders Group, LLC announced today that Institutional Shareholder Services (ISS) has recommended that its clients who are shareholders of Palomar Medical Technologies, Inc. (NASDAQ: PMTI) support the Monterey nominees for election to the Company's Board. Palomar's annual meeting is scheduled for Wednesday, June 23, 1999.

The ISS report stated:

o ". . .shareholders interests would best be served by electing the dissident nominees."

o ". . .we believe that fresh blood and new ideas offer Palomar its best prospect for building on its accomplishments to date and achieving future growth."

o "Monterey's substantial ownership position better aligns its interests with shareholders than does management's more modest stake and provides better assurance to shareholders that its nominees will protect their interests."

o    "We recommend a vote FOR the dissident director nominees."

In its detailed analysis, the 16-page ISS report reached the following conclusions:

o "Monterey's ultimate concern, protecting and growing shareholder value, is universal to all shareholders, including those who do not form part of the dissident group."

o Palomar's stock price has not flourished during management's tenure. While management attributes low stock price to a failure on the part of the market to appreciate the Company's progress (particularly in the case of the Star sale) such an argument is not altogether convincing. While the market can be a harsh judge it is

                                    - more -

Monterey Stockholders Group, LLC
June 18, 1999
Page Two

     rarely an unfair one. Investors' apparent undervaluation of the company rather than resulting from blindness to Palomar's merits is more likely to their perception of problems beneath the surface."

o "The market's persistent undervaluation more of Palomar and its prior failure to reflect even the value of the Company's cash on hand supports the dissident's thesis that the market shares their concerns about management's strategic plan."

o "Also telling is management's failure to achieve or project substantial reductions in overhead costs in the wake of the Star sale...It is certainly feasible as the dissident's suggest that management's inability or unwillingness to make commensurate cost cuts is a contributing factor to the company's weak stock price."

o "A final point in the dissident's favor is their sizable position in the company's common stock. Their 12-percent stake is several times larger than that of the incumbent board and management. This point is particularly compelling in the context of the specific issues raised in this contest."

Mark Smith, a member of the Monterey Committee, stated "We are of course delighted to have received the recommendation of an experienced and leading firm like ISS, which can provide Palomar shareholders with an independent analysis on the issues at hand and which slate to support. With only several days remaining before the annual meeting, we urge all shareholders to act quickly and vote today in order to ensure that their votes will be returned in time."

Institutional Shareholder Services, based in Rockville, MD is a leading independent proxy voting advisor to several hundred banks, pension funds, money managers and other institutional investors regarding proxy contests, corporate governance proposals and other shareholder-related issues.

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